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05/15/98/Rogers,Arkansas/Agreement to Sell and Purchase Real Estate

                                                                    EXHIBIT 10.3

                  AGREEMENT TO SELL AND PURCHASE REAL ESTATE
                  ------------------------------------------


     THIS AGREEMENT TO SELL AND PURCHASE REAL ESTATE, hereinafter referred to as "the Agreement" is made and entered into this the 18 day of May, 1998, by and between NATIONAL HOME CENTERS, INC., an Arkansas corporation having its principal office and place of business in Washington County, Arkansas, hereinafter referred to as "Seller", and LOWE'S HOME CENTERS, INC., a corporation having its principal office and place of business in Wilkes County, North Carolina, and hereinafter referred to as "Buyer".


                              W I T N E S S E T H

     WHEREAS, Seller has offered to sell and Buyer has agreed to purchase the Premises described hereinafter subject to the terms of this agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, the sufficiency of which consideration is acknowledged by all parties hereto, IT IS HEREBY AGREED AS FOLLOWS:

     1. DESCRIPTION. The "Property" which is to be purchased by Buyer includes the Real Property, the Tangible Personal Property and the Intangible Property located in Rogers, Benton County, Arkansas and are particularly described as follows:

          (a) A tract of land containing approximately 14.77 acres in Benton County, Arkansas, together with improvements thereon consisting of an approximately 165,000 square foot building, plus an approximately 40,000 square foot enclosed and attached greenhouse and lawn and garden area located at the Northeast Corner of Highway 71B and U.S. Highway 71, Rogers, Benton County, Arkansas, more particularly described upon the attached Exhibit A which is incorporated herein by reference, and together with any other improvements and personal property currently located thereon and all and singular the rights, privileges, advantages, reversionary interests and appurtenances belonging or in anywise appertaining to the Premises, as well as all easements in or upon the Premises and all roads, alleys, waters, streets, or rights-of-way bounding the Premises (to the centerline thereof), and rights of ingress and egress thereto, as well as any and all utility capacity and usage rights and easements, if any (and to the extent transferable), including, without limitation, water, drainage, stormwater detention and sanitary sewer, and other utility capacities and facilities and rights relating thereto, affecting or applicable to the Premises currently owned by Seller, as well as Seller's right, title and interest in and to all zoning and utility capacity applications, if any (and to the extent transferable), made to any governmental authority and all other inchoate rights affecting or applicable to the Premises (including, without limitation, any fees relating thereto and the benefits resulting therefrom) and one hundred percent (100%) of the use and control of the surface of the Premises free and clear of the rights of the owners of any mineral interests or the lessees of any surface lease relating to the Premises (hereinafter referred to as the "Real Property" or the "Premises"). This description is subject to a boundary survey to be obtained by Buyer pursuant to the terms hereof.

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05/15/98/Rogers,Arkansas/Agreement to Sell and Purchase Real Estate

          (b) All of Sellers right, title and interest in all appliances, fixtures, equipment, machinery, supplies, and furniture at the Premises, including but not limited to that property described and listed on Exhibit B attached hereto, and all other personal property located on or about the Land and the Improvements or used exclusively in the operation and maintenance thereof (the "Tangible Personal Property"). The Tangible Personal Property shall not include however, the property and assets described and listed on Exhibit C attached hereto (the "Excluded Personal Property").

          (c) All of Seller's right, title and interest in all intangible property (the ("Intangible Property"), if any, pertaining to the Land, Improvements, or the Tangible Personal Property or the use thereof, including, without limitation, all Contracts and Warranties, as such terms are defined in
Section 4.2 hereof, all transferable telephone exchange numbers, construction plans and specifications, designs, engineering plans and studies, surveys, transferable permits and licenses related to the use and operation of the Premises, floor plans and landscape plans, to be inventoried and listed in written form to be attached to the assignment document to be delivered by Seller to Buyer at Closing.

     2.   SURVEY AND TITLE INSURANCE.

          (a) Within thirty (30) days of the date hereof Buyer shall obtain, with a copy to be delivered to Seller, at Buyer's cost, an on-the-ground, staked, boundary survey map of the Premises drawn in accordance with Buyer's Survey Requirements which are attached hereto and labeled Exhibit D and prepared by a surveyor or surveyors approved by Buyer (the "Survey"). The metes and bounds description of the Premises resulting from the Survey, if and as accepted by Buyer, shall upon such acceptance supersede and replace the description of the Premises set forth in Paragraph (1) hereof for all purposes hereunder and shall be the description of the Premises used in the General Warranty Deed, the Title Commitment (as hereinafter defined) and Owner Policy of Title Insurance to be furnished hereunder. Additionally, said metes and bounds description should appear on the survey plat and be incorporated therein. The area defined by the Survey of the Premises shall contain a minimum of 14.77 acres as delineated on the attached Exhibit A.

          (b) Title Insurance: Buyer shall be under no obligation to purchase the Premises and other property hereunder from Seller unless Buyer can obtain from the Title Company as hereinafter designated in Paragraph 4 hereof, at Buyer's cost, a commitment and policy for satisfactory title insurance for the subject Premises and the results of a search (including copies of the instruments referenced in such search and affecting the Premises and personalty) of the U.C.C. records of the Secretary of State of Arkansas and the U.C.C. records of the county in which the Premises is situated (the "Title Commitment"). Buyer shall obtain and review the Commitment from the Title Company within thirty (30) days following the execution hereof. The Commitment shall identify the Premises and easements appurtenant thereto by the legal description(s) set forth on the Survey (as defined in Paragraph 2[a] above). The Title Commitment shall be accompanied by legible copies of all exceptions to title referred to therein. Seller hereby agrees to provide to the Title Company any abstracts of title covering the Premises and/or any other form of title evidence it may have obtained, including any prior attorney's title opinion or any prior

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05/15/98/Rogers,Arkansas/Agreement to Sell and Purchase Real Estate

owner's title insurance policy. Buyer's decision as to whether "satisfactory" title insurance can be obtained shall be final and shall not be subject to question by Seller.

          Buyer shall have a period of fifteen (15) days from receipt of the Title Commitment, Survey and the documents referred to therein, whichever is later, in which to review such items and to deliver to Seller in writing such objections as Buyer may have to the Title Commitment, Survey, or the other documents referred to therein. Any matters in the Title Commitment, or the documents referred to therein to which Buyer does not object within the fifteen
(15) day period shall be deemed approved by Buyer and shall constitute "Permitted Exceptions" (herein so called). In the event Buyer does timely object to the Title Commitment, or the documents referred to therein as hereinbefore provided, then and in such event, Seller shall have the right, but not the obligation, for a period of fifteen (15) days (the "Cure Period") following the receipt by Seller of Buyer's objections to attempt to cure such objections. In the event Seller fails or refuses to cure such objections within such Cure Period, then, and in such event, Buyer may either (i) waive such objections and proceed to close; or (ii) terminate this Agreement, whereupon, in the latter event, the Deposit shall be refunded to Buyer by the Title Company and the parties hereto shall have no further rights or obligations hereunder except as may specifically survive under the express terms hereof. Buyer's election to cure or waive such objections or terminate this Agreement must be exercised within ten (10) business days following the expiration of the Cure Period, and Buyer's failure to exercise such election within the said ten (10) business day period shall be deemed a waiver of such objections by Buyer, in which event all such objections shall additionally be deemed "Permitted Exceptions".

          In the event the Title Commitment is due to expire prior to, on, or within then (10) days prior to the expiration date of such Title Commitment, Buyer may obtain an updated Title Commitment which shall be identical to the previously issued Title Commitment except with respect to its effective date. In the event any additional matters appear in the updated Title Commitment which were not contained in the original Title Commitment such matters shall automatically be deemed to be unacceptable to Buyer unless Buyer expressly accepts such additional matters.

          The Title Commitment must not contain any exceptions for liens, encumbrances, claims, easements or other matters that would adversely affect Buyer's intended use and operation of the subject Premises.

     3. SELLER'S WARRANTIES OF TITLE. Seller warrants and covenants that it is seized of the Premises in fee and has or will have sufficient title to convey the same in fee simple, subject only to easements and other matters of record acceptable to Buyer and agreements to be negotiated and agreed upon between the parties pursuant to Paragraph 6 of this Agreement, and any other matters approved in writing by Buyer.

          Seller agrees that it will convey the Premises to Buyer by general warranty deed containing covenants of title satisfactory to Buyer, which covenants of title shall state that Seller is seized of the Premises in fee, and that Seller has bargained, sold and conveyed unto Buyer and its successors and/or assigns in title the Premises in fee simple, that the Premises are free from encumbrances (other

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than matters approved by Buyer as Permitted Exceptions), and that Seller will warrant and defend title against the claims of all persons or entities.

     Seller further warrants and covenants that it is the owner and title holder of the Tangible Personal Property and Intangible Property and shall convey the same at Closing free of all liens or encumbrances.

     4. TIME FOR PERFORMANCE. Seller shall convey the Premises to Buyer, for the purchase price set forth in paragraph 5 below, at the earlier of:

          (a) Sixty (60) days from the date of execution of this Agreement by both parties; or

          (b) Within five (5) business days after notification by Seller that all of the inventory within the Premises has been sold and/or removed from the Premises by Seller (the "Closing").

          Seller shall have the right to extend the date of Closing for up to thirty (30) additional days to effect the sale and/or removal of the inventory, as necessary. Seller may exercise such extention right by giving Buyer written notice thereof at least five (5) days prior to Closing.

          As an inducement by Buyer to Seller to enter into this Agreement, Buyer agrees to deposit in escrow with the Title Company, on or before the expiration of the Inspection Period ( as hereinafter defined), the sum of $1,500,000.00, which shall be an addition to and part of the Deposit (as defined herein), but which shall apply to the purchase price set forth in Paragraph 5 below. This inducement is in exchange for Seller's agreement to immediately begin liquidating its inventory at the Premises described in Paragraph 1 and to use its best efforts in assisting Buyer in the transition period until Closing in the process of disassembling Seller's fixtures presently in the facility, to reasonably consolidate Seller's inventory to portions of the facility to reasonably accommodate Buyer's fixturing and upfit of the facility for its own use, and to make equipment, as it becomes available and no longer needed by Seller during the liquidation process, available to Buyer for its use and purchase.

          Seller and Buyer shall each use their best efforts to effectuate a mutually orderly transition.

     5.   PURCHASE PRICE.

          (a) The total purchase price for the Premises and all other property described in Paragraph 1 hereof shall be for the total consideration of TEN MILLION EIGHT HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($10,850,000.00).

          Within three (3) business days following the execution of this Agreement by both parties, Buyer shall deposit in escrow with the Commonwealth Land Title Insurance Company, Attention: Karen Moreau, 14643 Dallas Parkway, Suite 100/LB-61, Dallas, Texas 75240 (the "Title Company"), as earnest money, cash equal to or an irrevocable Letter of Credit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), said Letter of Credit to be in form reasonably satisfactory to Seller that provides that if Buyer defaults under this Agreement the Title Company may draw upon the Letter of Credit and deliver the proceeds thereof or to Seller (the "Deposit").

          The Deposit shall be returned (undrawn upon if in the form of a Letter of Credit) to Buyer only in event Buyer rightfully elects to terminate this Agreement within the Inspection Period or upon default of Seller as provided under the terms and conditions defined herein or upon Buyer tendering to

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Seller the purchase price and purchasing the Premises at Closing.
Notwithstanding anything contained in this Agreement to the contrary, upon expiration of the Inspection Period a deposit of the additional $1,500,000.00 as herein provided. All escrow Deposit funds shall be deemed to be non-refundable to Buyer, except only in the event of default by Seller. All escrow Deposit cash funds shall be placed in an interest bearing account by the Title Company and all interest earned thereon shall be paid to Buyer.

          Buyer agrees to additionally deposit with the Title Company for the benefit of Seller the sum of ONE HUNDRED DOLLARS ($100.00) within three (3) banking days after the Effective Date of this Agreement in consideration for Seller's execution of this Agreement (herein called the "Additional Deposit"). The adequacy of the Additional Deposit is expressly acknowledged by Seller by Seller's execution of this Agreement. If the transaction contemplated by this Agreement closes in accordance with the provisions of this Agreement, the Additional Deposit shall either be credited against the purchase price or returned to Buyer, at Buyer's election. Notwithstanding any provision of this Agreement permitting the Buyer to terminate this Agreement and to thereupon receive a return of the Deposit, if the transaction contemplated by this Agreement does not close in accordance with the provisions of this Agreement and such event is not the result of Seller's default or breach of this Agreement, the Additional Deposit shall be deemed nonrefundable to Buyer and immediately upon the occurrence of such event the Additional Deposit shall be disbursed by the Title Company to the Seller.

     6. BUYER'S REQUIREMENTS AND INSPECTION. Buyer shall be under no obligation to consummate this Agreement unless and until Buyer has made satisfactory inquiry into the requirements and matters contained in this Paragraph 6. The decision as to whether the following requirements and matters are met satisfactorily shall be the sole decision of Buyer, in the absolute discretion of Buyer, with the Buyer's decision being final and binding upon both parties. Buyer shall have thirty (30) days from the last execution of this Agreement to notify Seller of its cancellation of this Agreement due to Buyer's inspection of the Demised Premises and its determination as to the satisfaction of the following requirements (the "Inspection Period"). If Buyer so elects to cancel, the Title Company shall be obligated to return to Buyer the Deposit, with neither party having any other rights or obligations under this Agreement. Failure of Buyer to notify Seller of its election to terminate this Agreement pursuant hereto on or before the date which is thirty (30) calendar days from the last execution of this Agreement shall be deemed to be equivalent to notice by Buyer that Buyer is satisfied that all said requirements have been satisfied as of such date and the Deposit shall thereupon become nonrefundable to Buyer (except as to default by Seller) but shall be applied towards the Purchase Price.

     Once a requirement is satisfied in the determination of Buyer then its status must remain unchanged until Closing, and if the status should change unsatisfactorily to Buyer, then Buyer shall have the right to terminate this Agreement.

                        Requirements to be Accomplished
                        -------------------------------

          (a) Environmental Conditions. Buyer must be satisfied that the Premises is free of any pollutants, contaminants, chemical or industrial, toxic or Hazardous Substances as defined in

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Paragraph 18. Seller must be willing to reaffirm and recertify as of the date of
Closing the matters set forth in Paragraph 18. Buyer shall order a Phase I Environmental Survey, at Buyer's expense. Said Environmental Survey shall be addressed to both Buyer and Seller, contain the legend on the first page substantially the same as "COMPLIANCE REPORT: PRIVILEGED DOCUMENT".

          (b) Zoning. The zoning classification of the Premises will have to permit Buyer's intended use of the Premises and be satisfactory to Buyer as to any zoning instructions.

     7.   DISCLOSURES BY SELLER.

          (a) Documentation. Within ten (10) days of the date of last execution of this Agreement, to the extent Seller has not already done so, Seller shall make available to Buyer, for Buyer's review at either Seller's offices or at the Premises, the Review Documents (as defined below), provided that Buyer provides Seller with reasonable notice prior to the day Purchaser intends to conduct such review. As used herein, the term "Review Documents" shall mean and refer to the following:

               (i) Contracts. Copies of all contracts pertaining to the Premises, in Seller's possession as of the date of this Agreement (the "Contracts"), if any, in the possession of Seller, including, but not limited to, management contracts, service contracts, concession agreements, subleases, equipment leases, maintenance contracts, security agreements and financing statements regarding any personal property being conveyed to Buyer, and regarding any transferable utility contracts.

               (ii) Warranties. Copies of all warranties, guarantees and bonds regarding the Premises and the Tangible Personal Property (the "Warranties"), if any, in the possession of Seller as of the date of this Agreement.

               (iii) Plans and Specifications. Copies of the construction plans and drawings, architectural renderings, designs, as-built plans and specifications for the Premises, if any, in the possession of Seller as of the date of this Agreement.

               (iv) Certificates of Occupancy, Permits and Licenses. Copies of all permits, licenses or notices issued by any governmental authorities or utility companies in connection with the occupancy and use of the improvements (including certificates of occupancy or zoning notices), if any, in the possession of Seller.

               (v) Title Information. Copies of all title and survey information pertaining to the Premises, and personal property if any, in the possession of Seller, including title commitments, title policies, surveys, etc.

               (vi) Environmental Site Assessments. Copies of all written environmental site assessments, reports, letters and audits, if any, pertaining to the Premises and prepared by independent consultants for or on behalf of Seller.

               (vii) Personal Property Inventory and Records. A verification of the written inventory, and all maintenance records and other records relating thereto, of all the Tangible Personal Property intending to be conveyed to Buyer hereunder.

               (viii) Insurance. Copies of all commercial property insurance insuring the Premises and Tangible Personal Property for the past year.

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                 (ix)   Tax Statements. Copies of all tax certificates and
statements regarding the real and personal property of the Premises for the preceding two (2) years.

                 (x) Stormwater Detention Documents. Copies of all documents relating to Seller's rights and interests in and to the use of the 1.97 acres encompassing the stormwater detention pond and related facilities together with the "Liability Shield" area abutting the other detention pond(s) on adjoining property. Copies of all documents reflecting Seller's interests in Scottsdale Center, L.L.C.

          (b) HVAC and Equipment. Seller shall have all or allow Buyer to have all heating, ventilation, air conditioning equipment and systems inspected to insure their proper and effective operational capability within thirty (30) days prior to Closing. In the event Seller has such inspections performed Seller shall deliver to Buyer copies of all inspection reports related thereto.

          (c) Plant Closing Act Compliance. Seller shall timely comply with all notice requirements and all other requirements of the WARN Act and all similar federal, state or local plant closing acts, laws or statutes.

     8. POSSESSION. Buyer shall be given sole and exclusive possession of the Premises at such time as a General Warranty Deed reasonably satisfactory to Buyer is delivered by Seller to Buyer conveying the Premises in fee simple to Buyer together with the other Closing documents listed in Paragraph 10 hereof and Buyer pays the Purchase Price as described in Paragraph Five (5) of this Agreement. Possession of the Premises shall be tendered by Seller to Buyer at Closing in a good broom clean condition with all inventory having been removed by Seller.

     9. NON-COMPETITION. Seller acknowledges, covenants, and agrees that for a period of five (5) years commencing on the date of Closing, neither Seller nor any person, firm or corporation, directly or indirectly controlling or controlled by, or under common control with, Seller (and also, in the event Seller is a corporation, if any officer or director thereof or shareholder owning more than ten (10) percent of the outstanding stock thereof, or parent, subsidiary or related or affiliated corporation) either directly or indirectly, commences operation or operates any retail home improvement store or otherwise sells or offers for sale the selection of merchandise and services to be sold by Buyer at the Premises or in any manner competes with Buyer's home improvement business to be conducted by Buyer at the Premises, which store or operation shall be placed or operated within twenty (20) miles of the Premises.

          This provision shall not apply to any existing store presently being operated by Seller as of the date hereof nor to any store operated by Seller selling or offering for sale building supply merchandise to commercial or contractor customers.

          Buyer and Seller hereby acknowledge that monetary damages may not be a sufficient remedy for any breach of the foregoing agreement that such a breach could cause irreparable injury to Buyer and that Buyer shall therefore be entitled, without waiving any other rights or remedies, to obtain injunctive and equitable relief against actions of Seller in violation of the foregoing covenants. This provision shall expressly survive the Closing, notwithstanding anything to the contrary herein.



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          Notwithstanding the foregoing, Seller shall not be prohibited from acquiring or starting a building material supply company or operation which derives at least seventy-five percent (75%) of its revenue from commercial or contractor customers.

     10. CLOSING. Seller shall prepare at its cost, the General Warranty Deed conveying the Premises to Buyer in fee simple. In addition, Seller shall have the responsibility of paying all state or county transfer taxes and documentary stamps, if any, occasioned by the conveyance of the Premises and other personal property as well as any notary fees incurred. All unpaid ad valorem taxes for the current year shall be prorated between Seller and Buyer as of the date of Closing. Seller shall pay all rollback taxes, if any, recoupment fees or taxes occasioned by a change in use of the Premises. Buyer shall pay all title insurance costs and premiums and the cost of the survey required hereunder. Seller and Buyer shall each be responsible for any and all Realtor commissions incurred on their own behalf. Seller shall pay a commission to The Meara Company of Dallas, Texas. Seller agrees to promptly forward to Buyer any Premises tax statements on the Premises received by Seller after Closing and if Seller fails to do so, Seller shall be liable for any penalties Buyer has to pay because of Seller's failure.

     At Closing Seller shall deliver or tender in escrow to the Title Company tax certificates from all applicable taxing authorities having jurisdiction over the Premises evidencing payment of all ad valorem taxes applicable to the Premises through the calendar year immediately preceding the calendar year during which the Closing occurs.

     All rents, concession or license fees, derived from the Premises (if any), utilities expenses with respect to the Premises (if utilities service is transferred to Buyer) for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Premises for the year in which the Closing occurs, shall be prorated as of the date of Closing.

     Seller shall have final readings of utility meters made as of the date of Closing and to cause the public utility companies to forward final billings to Seller, which Seller shall promptly pay.

     Seller shall execute and deliver to Buyer the following at Closing:

     (a) Bill of Sale. A Bill of Sale and Assignment (the "Bill of Sale") as to the Tangible Personal Property and Intangible Property, free and clear of all liens and encumbrances, executed by Seller assigning to Purchaser the Tangible Personal Property and the Intangible Property, in the form attached to this Agreement as Exhibit E.

     (b) Contracts. The originals of all of the contracts relating to the Premises (including construction, improvement, repair or design thereof) listed on Exhibit E attached hereto, if any, in the possession of Seller and an assignment of such contracts as part of the Bill of Sale.

     (c) Warranties and Guarantees. The originals of all warranties and guarantees regarding the Premises (including construction, improvement, repair or design thereof) and the Tangible Personal Property, if any, in the possession of Seller, and an Assignment of Warranties and Guarantees in the form attached to this Agreement as Exhibit F.



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05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

     (d) Liens. Evidence satisfactory to Buyer that there are no financing statements on file in the U.C.C. Records of the Secretary of State of Arkansas and in Benton County, Arkansas (the county in which the Premises is located) as to any personal property or fixtures being conveyed to Buyer.

     (e) Deed. Seller shall convey marketable title to the Premises in fee simple by means of a General Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests, covenants, conditions, restrictions, easements, right-of-way, licenses, encroachments, judgments or encumbrances of any kind except:

          (i)    the lien of real estate taxes not yet due and payable; and

          (ii)   Permitted Exceptions previously approved by Buyer.

     Any affidavit or lien waiver reasonably requested by Buyer's title insurer, a non-foreign affidavit, and a certification restating Seller's representations and warranties in this Agreement as of the date of Closing.

     (f) Security. All keys, combinations, passwords, access cards or other security access devices related to the Premises or other property to be conveyed hereunder.

     (g) Title Documents. All original documents of title for titled vehicles, if any, conveyed as part of the Tangible Personal Property, free and clear of all liens and encumbrances, duly endorsed and notarized by Seller.

     (h) Stormwater Detention and Drainage Facilities Documents. Document(s) duly executed and acknowledged by Seller and all other parties required to do so, which are necessary and effective to convey, grant and transfer to Buyer permanent easement and other related rights to use the stormwater detention pond and related drainage facilities on the adjoining 1.97 acres of land, which land was previously conveyed to Scottsdale Center, L.L.C. by Seller.

     Seller and Buyer agree that Buyer may extend any Closing date set for up to an additional ten (10) days if necessary to complete all documentation and title examination necessary for Closing. This ten (10) day extension may extend beyond the time set in Paragraph Four (4).

     In the event of any discrepancies in the inventory of Tangible Personal Property to be conveyed to Buyer hereunder, equitable adjustments to the Purchase Price shall be made by Buyer and Seller at Closing.

     Upon closing, Seller shall notify all its vendors and suppliers that had provided goods, merchandise and services to the Premises that Seller no longer does business at the Premises and of Seller's new address for deliveries. Seller shall also provide to Buyer the names, addresses and telephone numbers of its representatives to whom Buyer may refer issues and forward mail or deliveries relating to the Seller or business transacted by Seller at or from the Premises.

     11. ASSIGNMENT BY BUYER. This Agreement may not be assigned by Buyer except that Buyer may freely assign this Agreement to a corporate, parent, subsidiary or affiliate of Buyer.

     12. NOTICES. All notices sent pursuant to this agreement shall be writing and shall be sent by Certified Mail - Return Receipt Requested:



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     To Seller:         National Home Centers, Inc.
                        Highway 265 North
                        Springdale, AR 72765
                        Attention:  Dwain A. Newman

     with a copy to:    Jim Meara
                        The Meara Company
                        8150 N. Central Expressway
                        Suite 795
                        Dallas, Texas 75206

     To Buyer:          Lowe's Home Centers, Inc.
                        P.O. Box 1111
                        (1203 School Street, Wilkesboro, NC 28697)
                        North Wilkesboro, North Carolina 28656
                        Attention:  Property Management Department (REO)

     with a copy to:    Lowe's Home Centers, Inc.
                        P.O. Box 1111
                        (1203 School Street, Wilkesboro, NC 28697)
                        North Wilkesboro North Carolina 28636
                        Attention:  Legal Department (REO)

Notice shall be deemed given when deposited in the United States Postal Service by Certified Mail - Return Receipt Requested, postage prepaid and properly addressed as set forth above.

     Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

     13. EMINENT DOMAIN. Prior to the Closing of this transaction, Seller will be solely responsible for any and all damages sustained by the Premises as a result of eminent domain proceedings. In the event that damage is sustained by reason of eminent domain, Seller shall notify Buyer of the damage and Buyer will then have the option of canceling or terminating this Agreement with the return of the Deposit to Buyer. If Buyer elects not to terminate this Agreement, then Buyer may proceed with its purchase of the Premises, with Seller being obligated to pay to Buyer all consideration it has received or assign to Buyer any right to consideration by virtue of eminent domain proceedings, provided that the only consideration payable to Buyer shall be that consideration received by or due Seller for the taking of the Premises which is the subject of this Agreement.

     14. DAMAGES. One of the purposes of this Agreement is to bind Seller to sell the Premises and other property described in Paragraph One (1). Buyer and Seller agree that they are legally bound to comply with all terms and conditions of this Agreement. If Buyer has not exercised its right to terminate this Agreement within the time defined in Paragraph Six (6) or as elsewhere provided in this Agreement, then, in the event Buyer fails to purchase the Premises and other property under this Agreement, Seller shall be entitled to the Deposit as liquidated and stipulated damages and Buyer shall have no further liability to Seller for damages or performance under this Agreement.

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

          If the sale and purchase of the Premises and other property contemplated by this Agreement is not consummated on account of Seller's default hereunder, the Deposit shall be delivered back to Buyer (undrawn if in the form of a Letter of Credit) on notice by Buyer to the Title Company holding such Deposit and the Agreement shall be terminated and neither party shall have any further obligation one to the other or Buyer may elect to enforce this Agreement by specific performance.

     15. COVENANTS TO SURVIVE CLOSING. Wherever in this Agreement Seller or Buyer shall have agreed or promised to perform certain acts or grant certain easements or other rights where the context of the agreement would require such performance or grants to occur after the Closing of the purchase of the Premises and other property, then those agreements and covenants expressed herein shall survive Closing and continue to bind Seller and Buyer.

     16. EASEMENTS AND RIGHT-OF-WAYS. Seller covenants and agrees that during the term of this Agreement, that it shall not grant or enter into any liens, easements, right-of-ways, contracts for work, or other Agreements affecting the Premises, or the title thereto, which would adversely affect Buyer's intended use and renovation of the Premises, without first obtaining the prior written consent of Buyer. Seller shall use reasonable efforts to provide Buyer with copies of all easements, right of ways and other encumbrances granted by Seller affectiuig the Premises if and as the same are granted.

     17. WARRANTIES, REPRESENTATIONS AND COVENANTS TO SURVIVE CLOSING. The warranties, representations and covenants made by the parties shall survive the Closing of this Agreement and the Closing date and shall continue in full force and effect without termination. Also, wherever in this Agreement Seller or Buyer shall have agreed or promised to perform certain acts or grant certain easements or other rights where the context of the Agreement would require such performance or grants to occur after the Closing, then those Agreements and covenants expressed herein shall survive Closing and continue to bind Seller and Buyer. In addition, the warranties, representations and covenants made by the parties shall survive the Closing of the purchase of the Premises and other property, and shall continue to bind Seller and Buyer, but shall be limited to a period of one (1) year from the Closing date except for warranties of title for which no limitation shall apply and except as specifically hereunder.

     18. SELLER'S WARRANTIES, REPRESENTATIONS AND COVENANTS. As an inducement to Buyer to enter into this Agreement and to purchase the Premises, Seller warrants, represents and covenants to Buyer, to the actual knowledge and belief of Seller, as follows:

          (a) Authority. Seller, as of the Closing date, has the authority and power to enter into this Agreement and to consummate the transactions contemplated herein; and upon execution hereof will be legally obligated to Buyer in accordance with the terms and provisions of this Agreement.

          (b) Condemnation. Seller has received no notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Premises being taken by condemnation or conveyed in lieu thereof.

          (c) Litigation. There is no action, suit or proceeding pending (or, to Seller's actual knowledge, suits or actions threatened by or against or affecting Seller or the Premises and other property to be conveyed hereunder) which does or will involve or affect the Premises and other property to be

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

conveyed hereunder or title thereto. Seller will, promptly upon receiving any such notice or learning of any such contemplated or threatened action, give Buyer written notice thereof. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened against Seller or the Premises and other property to be conveyed hereunder.

          (d) Assessments and Taxes. No assessments have been made against any portion of the Premises or other property to be conveyed hereunder which are unpaid (except ad valorem taxes for the current year), whether or not they have become liens; and Seller shall notify Buyer of any such assessments which are brought to Seller's attention after the execution of this Agreement. Seller will pay or cause to be paid promptly all city, state and county ad valorem taxes and similar taxes and assessments, all sewer and water charges and all other governmental charges levied or imposed upon or assessed against the Premises or other property to be conveyed hereunder and due on or prior to the Closing date with the exception of customary, permit and impact fees related specifically to Buyer's intended use.

          (e) No Violations. Seller has received no notice (oral or written) that any municipality or governmental or quasi-governmental authority has determined that there are violations of state or federal law, municipal or county ordinances, or other legal requirements with respect to the Premises or other property to be conveyed hereunder. In the event Seller receives notice of any such violations prior to the Closing affecting the Premises, or other property to be conveyed hereunder, Seller shall promptly notify Buyer thereof, and shall promptly and diligently defend any prosecution thereof and take any and all reasonable actions to eliminate said violations.

          (f) Foreign Ownership. Seller is not a "foreign person" as that term is defined in the U.S. Internal Revenue Code of 1986, as amended, and the regulahons promulgated pursuant thereto, and Buyer has no obligation under
Section 1445 of the U;S. Internal Revenue Code of 1986, as amended, to withhold and pay over to the U. S. Internal Revenue Service any part of the "amount realized" by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under said Section 1445).

          (g) Prior Options. No prior options or rights of first refusal have been granted by Seller to any third parties to purchase or lease any interest in the Premises, or other property to be conveyed hereunder or any part thereof, which are effective as of the execution date.

          (h) Mechanics and Materialman. On the Closing date, neither Seller nor Seller's contractors will not be indebted to any contractor, laborer, mechanic, materialmen, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Premises for which any person could claim a lien against the Premises and shall not have done any work on the Premises within one hundred eighty (180) days prior to the Closing date without the consent of Buyer.

          (i) Future Operations. From the date of this Agreement until the Closing or earlier termination of this Agreement, Seller will (a) keep and maintain the Premises, and all Tangible Personal

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

Property in substantially the same condition as of the date of this Agreement, (excluding casualty occurrences and damage resulting therefrom, and excluding reasonable wear and tear), and (b) promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning the Property, Tangible Personal Property, or Intangible Property arising or threatened of which Seller shall receive written notice.

          (j) Insurance Notices. No notice has been given by any insurance company which has issued a policy with respect to any portion of the Premises or by a board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations, or other work with which Seller has not complied or relating to an increase in the insurance premiums applicable to the Premises.

          (k) Building Defects. The Improvements, including, but not limited to, the foundation, roof, walls, superstructure, plumbing, air-conditioning, heating, and mechanical equipment, electrical wiring, boilers, hot water heaters, etc., are structurally sound, do not have material defects, latent or patent, which would render the Premises unfit for use as a first class retail facility, are in good working order and are in a state of good repair. In the event that medical deficiencies or defects to any of the above are discovered by Buyer during the Inspection Period, Seller shall, prior to Closing, have repairs made which are necessary to correct the same.

          (l) Equipment. At the time of Closing all heating, ventilation, air conditioning, water heaters and other mechanical equipment shall be in a good properly functioning condition. Seller will maintain all mechanical equipment, exhaust fans, heating and air conditioning systems, hot water heaters, windows, doors, locks, glass panes, mail boxes, window screens, plumbing and electrical equipment, etc. in the normal manner of a normal owner through the date of Closing. Any such equipment failing to function properly and effectively prior to or at the time of Closing will be repaired by Seller.

          (m) Operation Liabilities. All obligations of Seller arising from the ownership and operation of the Subject Property and business operated thereon, including, but not limited to salaries, taxes, leasing commissions, and the like, have been paid as they became due or will be paid at or prior to the date of Closing. Except for obligations for which provisions are herein made for proration or other adjustment at Closing and the indebtedness evidenced by the Prior Note, there will be no obligations or liabilities of Seller with respect to the other property to be conveyed hereunder outstanding as of the date of Closing.

     19. ENVIRONMENTAL REPRESENTATIONS. Seller shall provide to Buyer within fifteen (15) days of the execution of this Agreement, copies of any and all Phase I or Phase II environmental audits performed on behalf of Seller or any Lender of Seller which Seller may have in his possession. Seller further warrants that it has not received any notice or information from any official governmental agency or other persons such as consulting engineers regarding any existing contamination on or pollution of the Premises nor any notice of any violation of, or pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable federal, state or local laws, regulations or ordinances pertaining to health or the environmental, including without limitation CERCLA and RCRA.

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

     In the event Buyer notifies Seller, prior to Closing, that any contamination or pollution exists and such notice is accompanied by a report from an engineering company with experience in evaluating such matters, then Buyer shall have the option of: (i) proceeding with the Closing; or (ii) canceling this Agreement and receiving a return of the Deposit.

     For purposes of this Paragraph 18, the term "contamination" shall mean the presence of Hazardous Substances at the Premises or any improvements thereon that requires any remedial action under any of the Environmental Statutes. As used in this Agreement, the term "Hazardous Substance" shall mean any substance which: (a) constitutes a hazardous waste or substance under any applicable federal, state or local law, rule, order or regulation now adopted; (b) constitutes a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 6991) and the regulations promulgated thereunder; (c) constitutes a pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste; (d) exhibits any of the characteristics enumerated in 40 C.F.R. Sections 261.20-261.24 inclusive; (e) those extremely hazardous substances listed in 302 of the Superfund Amendments and Reauthorization Act of 1986 (Public Law 99-499, 100 Stat. 1613) which are present in threshold planning or reportable quantities as defined under such act; (f) toxic or hazardous chemical substances which are present in quantities which exceed exposure standards as those terms are defined under Sections 6 and 8 of the Occupational Safety and Health Act, as amended (29 U.S.C. 655 and 657 and 29 C.F.R. Part 1910 subpart 2); and (g) any asbestos, petroleum-based products or underground or above ground storage tanks. As used herein, the term "Environmental Statutes" shall mean the statutes, laws, rules, order and regulations referred to in (a) through (g) inclusive, in the preceding sentence. As used herein, contamination by a Hazardous Substance shall include contamination arising from the presence, creation, production, collection, treatment, disposal, discharge, release, storage, transport or transfer of any Hazardous Substance.

     20. ENVIRONMENTAL DISCLOSURE AND INVESTIGATION. The parties expressly confirm and agree that having been given the opportunity to inspect the land and improvements comprising the Premises, if Buyer does not terminate this Agreement under the provisions of this Paragraph 6 or as elsewhere provided herein, Buyer shall be conclusively deemed to have satisfied itself as to the land and improvements comprising the Premises and to have accepted the Land in its present "As Is" condition. BUYER SPECIFICALLY REPRESENTS AND AGREES THAT IT HAVING BEEN GIVEN THE OPPORTUNITY TO CONDUCT SUCH TESTS, STUDIES AND INVESTIGATIONS AS BUYER DEEMS NECESSARY AND APPROPRIATE, IS RELYING SOLELY UPON ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE REAL PROPERTY AND NOT ON ANY INFORMATION PROVIDED BY SELLER. BUYER FURTHER AGREES THAT IN THE EVENT BUYER FAILS TO TERMINATE THE AGREEMENT AS PROVIDED HEREIN, BUYER HAS AGREED TO PURCHASE THE REAL PROPERTY IN ITS CURRENT "AS IS" CONDITION, AND TO HAVE ASSUMED THE RISK OF ANY MATTER OR CONDITION THAT COULD HAVE BEEN REVEALED BY ITS INVESTIGATIONS. EXCEPT FOR THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE DEED, BILL OF SALE AND ASSIGNMENT DOCUMENTS AND AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

(AND IS SELLING THE PROPERTY WITHOUT) ANY REPRESENTATIONS OR WARRANTIES, AS TO THE CONDITION, SUITABILITY, OR FITNESS OF THE REAL PROPERTY, OR COMPLIANCE OF THE REAL PROPERTY.

     Buyer agrees to pay all of the costs and expenses associated with any environmental investigation and testing undertaken by or on behalf of Buyer and to repair and restore any damage to the Premises caused by Buyer's investigations or testing, at Buyer's expense. Buyer also agrees to defend and hold Seller harmless from all costs, expenses and liabilities arising out of Buyer's negligence or willful misconduct or that of its employees, agents, consultants or contractors in performing its evaluation of the Premises, except that Buyer shall have no responsibility to Seller and Seller hereby releases Buyer and agrees to defend and hold Buyer harmless from all costs, expenses and liabilities arising in connection with environmental conditions, Hazardous Materials Release or underground structures or utilities that were not disclosed to Buyer.

          Soil, rock, water, asbestos, and other samples taken from the Premises shall remain the property of Seller. At Seller's request and expense, Buyer will assist in making arrangements for the lawful disposal of any contaminated samples and will pay any related transportation of disposal fees, but only if Seller signs the manifest and any other documents required in connection with the disposal of contaminated samples. If Seller is not willing to sign the required documentation, Buyer's only obligation shall be to return the contaminated samples to Seller.

     21. EMPLOYEES. Following the expiration of the Inspection Period, or as may be earlier agreed by the parties, and with the cooperation of and coordination with the Seller, Buyer shall have the right to contact and communicate with Seller's employees at the Premises for the purpose of initiating discussions involving their potential future employment with the Buyer.

          In fact, it is expressly agreed by the parties hereto that, upon announcement of this Agreement to the public, Buyer shall immediately dispatch at least two (2) of its representatives from Buyer's human resources department to assist Seller in explaining and discussing the transition contemplated by this Agreement with Seller's employees, and shall initiate procedures for interviewing Seller's employees at the facility regarding their potential future employment with Buyer.

          However, Buyer expressly makes no representation or warranty, express or implied, that any of Seller's current employees may or may not be offered positions with Buyer.

     22. POST CLOSING MATTERS. Seller shall be responsible for all the merchandise return, repair, service and product or service warranties relating to goods, merchandise or services purchased by its customers at or from the premises from the Seller.

     23. BUYER'S PREMISES FIXTURING. As Seller sells down or removes its inventory from the Premises thereby creating empty or available space within the building, Seller shall allow Buyer to enter the building prior to Closing for the purpose of commencing its fixturing and upfit to ready the premises for use by Buyer following the Closing. In conjunction therewith, Seller agrees, from time to time prior to Closing, to consolidate remaining inventory into specific areas of the building in order to

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

facilitate Buyer's fixturing and upfit of as much of the building as possible. In undertaking such work Buyer agrees to not interfere with Seller's sales or removal activities.

     24. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period will be automatically extended through the close of business on the next following business day.

     25. AUTHORITY. The undersigned officers of Seller and Buyer, if any, hereby represent, covenant and warrant that all actions necessary by their respective Board of Directors and shareholders and partners will have been obtained and that they will have been specifically authorized to enter into this Agreement and that no additional action will be necessary by them in order to make this Agreement legally binding upon them in all respects. Buyer and Seller covenant to provide written evidence of compliance with this Paragraph 24 acceptable to Title Company prior to or at Closing.

     26. SUCCESSORS AND ASSIGNS. The designations Seller and Buyer as used herein shall include said parties, their heirs, successors and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context. Notwithstanding the foregoing, except for assignments made to a corporate parent, subsidiary or affiliate, Buyer shall be required to obtain Seller's written consent prior to any assignment of this Agreement by Buyer.

     27. WHOLE AGREEMENT. This agreement shall constitute the entire agreement between the parties and no prior verbal or written agreement shall survive the execution of this Agreement. In the event of an alteration of this Agreement, the alteration must be in writing and must be signed by all the parties or their agents in order for the same to be binding upon the parties.


                        (SIGNATURES ON FOLLOWING PAGE)

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

     IN WITNESS WHEREOF, the parties hereto have acknowledged this agreement under seal as of the date first above written.


ATTEST                                 SELLER:
                                       NATIONAL HOME CENTERS, INC.

By:/s/ BRENT A. HANBY                  By:/s/ DWAIN A. NEWMAN
   -------------------------------        -------------------------------
Brent A. Hanby                         Dwain A. Newman
Executive Vice President and           Chairman and Chief Executive Officer
Chief Financial Officer

     (CORPORATE SEAL)




ATTEST:                                BUYER:
                                       LOWE'S HOME CENTERS, INC.


By:/s/ KEVIN D. BENNETT                By:/s/ DAVID E. SHELTON
   ------------------------------         ------------------------------
Kevin D. Bennett                       David E. Shelton
Assistant Secretary                    Senior Vice President

     (CORPORATE SEAL)





                      (ACKNOWLEDGMENTS ON FOLLOWING PAGE)

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

STATE OF ARKANSAS
COUNTY OF WASHINGTON


     On this 18 day of MAY, 1998, before me BELLE REED, a Notary Public duly commissioned, qualified and acting, within and for the said County and State, appeared in person the within named Dwain A. Newman and Brent A. Hanby to me personally well known, and who stated that they were the Chairman and Chief Executive Officer and Executive Vice President and Chief Financial Officer of NATIONAL HOME CENTERS, INC., a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

     In Testimony Whereof I have hereunto set my hand and official seal this 18 day of MAY, 1998.

My commission expires: 4-26-2000       /s/ BELLE REED
                                       -----------------------------------
                                       Notary Public

                                       [NOTARY SEAL APPEARS HERE]

STATE OF NORTH CAROLINA
COUNTY OF WILKES

     On this 18th day of MAY, 1998, before me JACKIE K. HUFFMAN,a Notary Public duly commissioned, qualified and acting, within and for the said County and State, appeared in person the within named David E. Shelton and Kevin D. Bennett to me personally well known, and who stated that they were the Senior Vice President and Assistant Secretary of LOWE'S HOME CENTERS, INC., a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

     In Testimony Whereof, I have hereunto set my hand and official seal this 18th day of MAY, 1998.

My commission expires:____________     /s/ JACKIE K. HUFFMAN
                                       ------------------------------------
                                       Notary Public

[NOTARY SEAL APPEARS HERE]

05/15/98/Rogers, Arkansas/Agreement to Sell and Purchase Real Estate

                                   EXHIBIT A

                               Legal Description

                                                   EXHIBIT A - LEGAL DESCRIPTION

     LOT 2A DESCRIPTION

     A PART OF TRACT 2 OF THE TRACT SPLIT FOR NATIONAL HOME CENTER RECORDED IN PLAT RECORD BOOK 21L AT PAGE 31 DESCRIBED AS:
     FROM THE NORTHEASTERLY MOST CORNER OF SAID TRACT 2 ON THE SOUTHEASTERLY RIGHT-OF-WAY LINE OF NORTH 46th. STREET RUN 155.01 FEET ALONG A CURVE TO THE RIGHT WITH A 310.00 FOOT RADIUS AND A S 42 DEGREES 36'34" W 153.40 FOOT CHORD ALONG SAID RIGHT-OF-WAY LINE TO THE POINT OF BEGINNING;
     THENCE S 80 DEGREES 58'39"  E 33.50 FEET;
     THENCE S 02 DEGREES 32'26"  W 278.26 FEET;
     THENCE N 86 DEGREES 21'02"  W 277.61 FEET;
     THENCE S 02 DEGREES 34'50"  W 12.00 FEET;
     THENCE S 02 DEGREES 34'50"  W 278.48 FEET;
     THENCE 23.15 FEET ALONG A CURVE TO THE RIGHT WITH A 25.00 FOOT RADIUS AND A N 23 DEGREES 59'03" W 22.36 FOOT CHORD TO THE SAID SOUTHEASTERLY RIGHT-OF-WAY LINE OF NORTH 46th. STREET;
     THENCE ALONG SAID RIGHT-OF-WAY LINE THE NEXT 4 COURSES:
     N 02 DEGREES 34'50" E 258.45 FEET;
     THENCE 269.61 FEET ALONG A CURVE TO THE RIGHT WITH A 250.00 FOOT RADIUS AND A N 33 DEGREES 28'33" E 256.73 FOOT CHORD;
     THENCE N 64 DEGREES 22'15" E 100.00 FEET;
     THENCE 40.24 FEET ALONG A CURVE TO THE LEFT WITH A 310.00 FOOT RADIUS AND A N 60 DEGREES 39'09" E 40.21 FOOT CHORD TO THE POINT OF BEGINNING CONTAINING (61,350 SQ.FT.) 1.41 ACRES MORE OR LESS. SUBJECT TO ANY AND ALL LEGAL EASEMENTS AND OR RIGHTS-OF-WAY.


TRACT 3 DESCRIPTION

A PART OF THE E1/2 OF THE NW 1/4 OR SECTION 9, T-19-N, R-30-W, BENTON COUNTY, ARKANSAS, DESCRIBED AS:

FROM THE NORTH 1/4 CORNER OF SAID SECTION 9, RUN S 02 DEGREES 12'58" W 1311.19 FEET; THENCE N 85 DEGREES 42'24" W 29.84 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY LINE OF NORTH 46TH STREET FOR THE POINT OF BEGINNING; THENCE S 02 DEGREES 52'11" W 444.60 FEET ALONG SAID RIGHT OF WAY LINE; THENCE ALONG SAID RIGHT OF WAY LINE 268.35 FEET WITH A CURVE TO THE RIGHT HAVING A 250.00 FOOT RADIUS AND A S 33 DEGREES 37'13" W 255.65 FOOT CHORD; THENCE S 64 DEGREES 22'15" W 100.00 FEET ALONG SAID RIGHT OF WAY LINE; THENCE ALONG SAID RIGHT OF WAY LINE 334.32 FEET WITH A CURVE TO THE LEFT HAVING A 310.00 FOOT RADIUS AND A S 33 DEGREES 28'33" W 318.35 FOOT CHORD; THENCE LEAVING SAID RIGHT OF WAY LINE N 85 DEGREES 44'51" W 199.28 FEET; THENCE N 85 DEGREES 1O'56" W 202.95 FEET; THENCE N 01 DEGREES 17'46" E 96,49 FEET; THENCE N 01 DEGREES 21'26" E 410.32 FEET; THENCE N 07 DEGREES 35'15" E 302.06 FEET; THENCE N 13 DEGREES 31'28" E 191.79 FEET; THENCE S 85 DEGREES 42'24" E 736.24 FEET TO THE POINT OF BEGINNING, CONTAINING
15.330 ACRES (667764.53 SQ.FT.), MORE OR LESS, BEING SUBJECT TO ANY AND ALL EASEMENTS AND RIGHTS OF WAY OF RECORD OR OF FACT.


BASIS OF BEARING

BASIS OF BEARINGS IS THE ARKANSAS STATE PLANE CORDINATE SYSTEM, NORTH ZONE, NAD-83, FROM THE ARKANSAS STATE HIGHWAY AND TRANSPORTATION DEPARTMENTS MONUMENTS 9304009 & 9304009A, GPS CONTROL.

EXHIBIT A-1: (WATER RETENTION POND)

LESS AND EXCEPT:

TRACT 2: A PART OF TRACT 3 OF THE TRACT SPLIT FOR NATIONAL HOME CENTER RECORDED IN PLAT RECORD BOOK 21L AT PAGE 31 DESCRIBED AS:

          BEGINNING AT THE NORTHEAST CORNER OF SAID TRACT 3 ON THE WESTERLY RIGHT-OF-WAY LINE OF NORTH 46TH STREET: THENCE S 02 DEGREES 52' 11" W
          20.00 FEET ALONG SAID RIGHT-OF-WAY LINE; THENCE N 85 DEGREES 42'24" W
          255.66 FEET; THENCE S 04 DEGRESS 17'36"W 125.91 FEET; THENCE S 12 DEGREES 43'44" W 21.01 FEET; THENCE N 86 DEGREES 59'21" W 211.68 FEET; THENCE N 75 DEGREES 37'48" W 96.28 FEET; THENCE N 86 DEGREES 59'21" W 197,47 FEET TO THE EASTERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 71; THENCE N 13 DEGREES 31'28" E 161.08 FEET ALONG SAID EASTERLY RIGHT-OF-WAY LINE TO THE NORTHWEST CORNER OF SAID TRACT 3; THENCE S 85 DEGREES 42'24" E 736.24 FEET ALONG THE NORTH LINE THEREOF TO THE POINT OF BEGINNING CONTAINING (85,715 SQ. FT.) 1.97 ACRES MORE OR LESS, SUBJECT TO ANY AND ALL LEGAL EASEMENTS AND-OR RIGHTS-OF-WAY.